FINISHMASTER INC. AND SUBSIDIARY

EXHIBIT 3.1-ARTICLES OF INCORPORATION

                            ARTICLES OF INCORPORATION
                                       OF
                               FINISHMASTER, INC.


         The undersigned, desiring to form a corporation (the "Corporation") pursuant to the provisions of the Indiana Business Corporation Law (as amended from time to time, the "Act"), executes the following Articles of Incorporation.


                                    ARTICLE 1
                                 Identification

         Section 1.01. Name. The name of the Corporation is:

                               FinishMaster, Inc.


                                    ARTICLE 2
                                     Purpose

         Section 2.01. Purpose. The purpose for which the Corporation is organized is to engage in any lawful business for which corporations may be incorporated under the Act.


                                    ARTICLE 3
                                  Capital Stock

         Section 3.01. Amount. The total number of shares which the Corporation shall have authority to issue is Eleven Million (11,000,000) shares.

         Section 3.02. Designation of Classes, Number and Par Value of Shares. The shares of authorized capital shall be divided into One Million (1,000,000) shares of Preferred Stock, without par value, as hereinafter provided
("Preferred Stock"), and Ten Million (10,000,000) shares of Common Stock, without par value ("Common Stock"), as hereinafter provided.

         Section 3.03. Rights, Privileges, Limitations and Restrictions of Preferred Stock. Shares of preferred stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title and to include such number of shares as may be fixed and determined by the Board of Directors (the "Board") prior to the issuance of any shares thereof. Each such series may differ from every other series already outstanding, as may be determined from time to time by the Board prior to the issuance of any shares thereof, in any or all of the following respects:

                  (i) The rate of dividend which the Preferred Stock of any such series shall be entitled to receive and whether such series shall be entitled to receive a dividend and whether such dividend shall be cumulative or non-cumulative;

                  (ii) The amount per share which the Preferred Stock of any such series shall be entitled to receive in cash of the redemption thereof or in case of a voluntary liquidation distribution or sale of assets, dissolution or winding up of the Corporation, or in case of the involuntary liquidation, dissolution or sale of asset, dissolution or winding up of the Corporation;

                  (iii) The relative rights, if any, of the holder of Preferred Stock of any such series to vote the same, and the extent, terms and conditions of such voting rights;

                  (iv) The right, if any, of holders of Preferred Stock of any such series to convert the same into other classes of stock, and the terms and conditions of such conversion; and

                  (v) The terms of the sinking fund or redemption of purchase account, if any, to be provided for the Preferred Stock of any such series.


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         The  description  and terms of the Preferred Stock of each series shall be fixed and determined by the Board by appropriate resolution or resolutions at or prior to the time of the authorization if the issue of the original shares of each such series, shall be summarized in the certificates therefor, and a Certificate containing the resolution of the Board establishing and designating the series and prescribing the relative rights and preferences thereof shall be filed with the Indiana Secretary of State, which, when filed shall constitute an amendment to the Articles of Incorporation. All shares of Preferred Stock shall be of equal rank, and shall be identical in all respects except in respect of the particulars that may be fixed by the Board as hereinabove in this Article 3 provided.

         Section 3.04. Rights, Privileges, Limitations and Restrictions of Common Stock. The authorized shares of Common Stock shall have the same preferences, limitations and relative rights. Each shareholder of Common Stock shall be entitled to one vote for each share of Common Stock standing in the shareholder's name on the books of the Corporation on each matter voted on at a shareholders' meeting. Holders of outstanding Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

         Section 3.05. Distributions. A distribution to shareholders may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than the sum of its total liabilities.


                                    ARTICLE 4
                                    Directors

         Section 4.01. Number. The number of directors of the Corporation may be fixed from time to time in accordance with the Code of By-Laws of the Corporation (the "By-Laws").


                                    ARTICLE 5
                                 Indemnification

         Section 5.01. Scope of Indemnity. The Corporation shall indemnify every person who is or was a director or officer of the Corporation (each of which, together with such person's heirs, estate, executors, administrators and personal representatives, is hereinafter referred to as an "Indemnitee") against all liability to the fullest extent permitted by Indiana Code 23-1-37, provided that such person is determined in the manner specified by Indiana Code 23-1-37 to have met the standard of conduct specified in Indiana Code 23-1-37. The Corporation shall, to the fullest extent permitted by Indiana Code 23-1-37, pay for or reimburse the reasonable expenses incurred by every Indemnitee who is a party to a proceeding in advance of final disposition of the proceeding, in the manner specified by Indiana Code 23-1-37. The foregoing indemnification and advance of expenses for each Indemnitee shall apply to service in the Indemnitee's official capacity with the Corporation, and to service at the Corporation's request, while also acting in an official capacity with the
Corporation, as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

         Section 5.02. Binding Nature. The provisions of this Article shall be binding upon any successor to the Corporation so that each Indemnitee shall be in the same position with respect to any resulting, surviving, or succeeding entity as the Indemnitee would have been had the separate legal existence of the Corporation continued; provided, that unless expressly provided or agreed otherwise, this sentence shall be applicable only to an Indemnitee acting in an official capacity or in another capacity described in Section 5.01 prior to termination of the separate legal existence of the Corporation. The foregoing provisions shall be deemed to create a contract right for the benefit of every Indemnitee if (i) any act or omission complained of in a proceeding against the Indemnitee, (ii) any portion of a proceeding, or (iii) any determination or assessment of liability, occurs while this Article is in effect.

         Section 5.03. Interpretation. All references in this Article to Indiana Code 23-1-37 shall be deemed to include any amendment or successor thereto. When a word or phrase used in this paragraph is defined in Indiana Code 23-1-37, such word or phrase shall have the same meaning in this Article that it has in Indiana Code 23-1-37. Nothing contained in this Article shall limit or preclude the exercise of any right relating to indemnification or advance of expenses to any Indemnitee or the ability of the Corporation to otherwise indemnify or advance expenses to any Indemnitee.


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         Section 5.04.  Severability.  If any word,  clause,  or sentence of the foregoing provisions regarding indemnification or advancement of expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. If any court holds any word, clause, or sentence of this paragraph invalid, the court is authorized and empowered to rewrite these provisions to achieve their purpose to the extent possible.


                                    ARTICLE 6
                     Registered Agent and Registered Office

         Section 6.01. Registered Agent and Office. The name and street address of the registered agent at the Corporation's registered office are:

                               William J. Fennessy
                               251 North Illinois
                                   Suite 1800
                           Indianapolis, Indiana 46204


                                    ARTICLE 7
                                  Incorporator

         Section 7.01. Identification of Incorporator. The name and address of the incorporator are:

                               Robert H. Reynolds
                          1313 Merchants Bank Building
                                11 South Meridian
                           Indianapolis, Indiana 46204


                                    ARTICLE 8
                     Code of By-Laws; Amendments of Articles

         Section 8.01. Code of By-Laws. The board of directors of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the By-Laws, but the affirmative vote of the number of directors equal to a majority of the number holding such position at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the By-Laws.

         Section 8.02. Amendments of Articles. The Corporation may amend these Articles of Incorporation at any time to add or change a provision that is required or permitted to be in the Articles of Incorporation or to delete a provision not required to be in the Articles of Incorporation. Whether a provision is required or permitted to be in the Articles of Incorporation is determined as of the effective date of the amendment.

         A shareholder of the Corporation does not have a vested property right resulting from any provision in these Articles of Incorporation, or authorized to be in the By-Laws by the Act or the Articles of Incorporation including provisions relating to management, control, capital structure, dividend entitlement, or purpose or duration of the Corporation.

         EXECUTED this 31st day of October, 1996.

                                               /s/ Robert H. Reynolds
                                               Robert H. Reynolds, Incorporator